UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

CNL HEALTHCARE PROPERTIES II, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

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The material below represents the transcript of a recorded telephone message.

Hello, this is Steve Mauldin,

I am President, CEO and Chairman of the Board of CNL Healthcare Properties II. I’d like to take this moment to thank you for being a valued shareholder and to inform you that your vote is important to the success of our annual stockholders meeting scheduled for September 10th.

Over the past few weeks, you should have received proxy information related to this meeting. This information included instructions on how you can easily vote your CNL Healthcare Properties II shares by mail; over the phone; or even online. I am calling today to ask that you please vote as soon as possible as it will save the company time and additional costs if we do not have to mail the materials again; or continue to reach out to you to request your vote.

As a shareholder, your participation is very important and urgently requested. You can vote now by pressing 1 to be connected to a proxy specialist who can walk you through the process. Or, if you are receiving this message as a recording you can vote now by dialing 1-855-600-2577. That number again is 1-855-600-2577.

Again, my hope is you will please vote at your earliest convenience. Your vote is very important regardless of the number of shares you own.

On behalf of the Company; and our board of directors, thanks very much for your for your time and attention; and for the confidence that you continue to place in us at CNL Healthcare Properties II.